Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the 7th day of January, 2019 (the “Effective Date”), between PATRICK HARKLEROAD, an individual resident of the State of North Carolina (“Executive”), and CHANTICLEER HOLDINGS, INC., a Delaware corporation (“Company”).

Recitals:

Company desires to employ Executive and Executive desires to accept such employment on the terms and conditions hereinafter set forth.

Agreements:

NOW, THEREFORE, in consideration of the recitals and mutual promises and covenants contained herein, and for other good and valuable consideration the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Duties. The Company hereby employs Executive as Chief Financial Officer and the Executive hereby accepts such employment upon the terms and conditions hereinafter set forth. By executing this Agreement, Executive represents and warrants to Company that (i) the Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound; (ii) the Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is bound; and (iii) in connection with his employment with the Company, the Executive will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer. In said position, the Executive shall perform the duties and responsibilities assigned to him, including but not limited to those as set forth in Exhibit A attached hereto and incorporated herein by reference and such other responsibilities and duties as the Company may assign, in its sole discretion, from time to time. The Executive shall perform, faithfully and diligently, his duties on behalf of the Company, as may be designated from time to time, and shall devote his full time and best efforts to the performance of his duties hereunder. The Executive shall conduct himself at all times in such a manner as to maintain the good reputation of the Company.

2.	Term. The Executive’s employment with the Company under this Agreement will commence January 15, 2019 and continue until December 31, 2020 (“Initial Term”), automatically renewing thereafter for additional one-year renewal terms (each a “Renewal Term”) until terminated as provided herein (Initial Term together with Renewal Terms, the “Term”); provided however, either party may give notice of non-renewal with no less than 90 days notice prior to the commencement of any renewal term. Executive’s employment with the Company shall be on an “at-will” basis.

3.	Compensation. In consideration of Executive’s services hereunder:

a.	Base Compensation. Company shall pay Executive an annual salary (prorated for any year of employment less than 12 months) at a gross rate of One Hundred and Fifty-Five Thousand Dollars ($155,000.00) (the “Base Compensation”), payable in such amounts and at such times in accordance with Company’s normal payroll practices.

b.	Benefits. The Executive will be entitled to 15 days of paid vacation per calendar year in accordance with the Company’s vacation and paid time off policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as paid time off days for employees of the Company generally accrue. The Executive and his dependents will be entitled to participate in all medical insurance and other benefit programs in effect from time to time and available to senior executives of the Company at levels commensurate with Executive’s position.

c.	Expenses / Cell Phone / Laptop Computer. The Executive shall be entitled to receive reimbursement by the Company for all reasonable, out-of-pocket expenses actually incurred by the Executive in connection with the performance of his services hereunder. The Executive’s right to reimbursement hereunder shall, however, be subject to such policies and procedures as may be established by the Company from time to time, which policies and procedures may include advance approval with respect to any particular expenditure. Company will provide the Executive with a laptop computer for his use solely in the performance of his duties under this Agreement and will reimburse the Executive for his monthly cell phone expense up to $125 per month.

d.	Merit and Performance Bonus. Subject to his continued employment by the company the Executive shall be eligible for a Bonus based upon the parameters set forth in Exhibit B attached hereto and incorporated herein by reference.

e.	Stock Option Grants. During the Initial Term, the Executive shall receive equity awards pursuant to the Company’s equity incentive plan in effect (the “Plan”) consisting of (1) 5,000 5-year Incentive Stock Options with an exercise price of $3.50 and (2) 5,000 5-year Incentive Stock Options with an exercise price of $4.50 ((1) and (2) referred to herein as the “Equity Awards”). The Equity Awards shall vest in eight quarterly installments on the first day of each fiscal quarter during Executive’s continued employment with the Company commencing March 1, 2019 and are subject to the terms of the Plan.

4.	Termination of Employment. The employment of Executive is employment at will, and either Company or Executive may terminate this Agreement at any time without Cause or reason upon one hundred and eighty (180) days’ prior written notice to the other party. Upon notice of termination, the Company may relieve Executive any or all of his duties and responsibilities during all or part of the notice period. In addition, Company may terminate this Agreement with Cause, immediately upon notice to the Executive, though a relieving of the Executive for Cause would still require the above notice period. For purposes of this Agreement, “Cause” means drug or alcohol abuse; indictment, arraignment, or similar charge of a felony, crime involving moral turpitude, or crime against Company; a material breach of this Agreement excluding any isolated, unsubstantial or inadvertent action not taken in bad faith and which is remedied by Executive promptly after receipt of notice thereof given by Company; the Executive’s failure or refusal to carry out the lawful duties of Executive described in Section 1 above, which duties are reasonably consistent with the duties to be performed by Executive; any willful or grossly negligent act or omission by Executive having a material adverse effect on the business, goodwill or reputation of Company; any deception, fraud, misrepresentation or dishonesty by Executive having a material adverse effect on Company’s business, goodwill or reputation; or any disqualifying event of Executive causing Company “bad actor” disqualification under Rule 506(d) of the Securities Act of 1933, as amended.

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5.	Inventions / Intellectual Property. All materials, inventions, products, and modifications developed or prepared by Executive while employed by the Company, including, without limitation, forms, images and text (including text viewable on the Internet and any HTML elements relating thereto) (“Intellectual Property”) are the property of Company and all right, title and interest therein shall vest in Company and shall be deemed to be a “work made for hire” under United States copyright law (17 U.S.C. §101 et seq.) and made in the course of this Agreement. Executive shall promptly disclose to Company and Intellectual Property.

To the extent that title to any such Intellectual Property may not, by operation of law, vest in Company or such works may not be considered to be work made for hire, all right, title and interest therein are hereby irrevocably assigned exclusively to Company with worldwide license.

All such Intellectual Property shall belong exclusively to Company with Company having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof Executive gives Company a limited power of attorney to execute instruments or perform any other act on Executive’s behalf necessary to effectuate Company’s ownership rights detailed in this section and agrees to give Company and any person designated by Company, any reasonable assistance required to perfect and enforce the rights defined in this Section 4. Executive shall also render to the Company, at the Company’s expense, reasonable assistance in the perfection, enforcement and defense of any Intellectual Property.

6.	Trade Secrets. All memoranda, notes, records and others documents made or compiled by Executive, or made available to Executive during the Term of this Agreement concerning the business of the Company or its affiliates shall be the Company’s property and shall be delivered to the Company on the termination of this Agreement or at any other time on request. Executive understands and agrees that in the course of employment with the Company, Executive may obtain access to and/or acquire Confidential Information (as defined below), all of which information Executive understands and agrees would be extremely damaging to the Company if disclosed to a competitor or made available to any other person or entity.

As used herein the term “Competitor” includes, but is not limited to, any corporation, firm or business engaged in the business of a casual dining burger restaurant or grill. Executive understands and agrees that such information is divulged to Executive in confidence, and Executive understands and agrees that, at all times, Executive shall keep in confidence and will not disclose or communicate Confidential Information on Executive’s own behalf, or on behalf of any Competitor, if such information is not otherwise publicly available, unless disclosure is made pursuant to written approval by the Company, or is required by law or legal process or as required to enforce the terms of this Agreement, which shall only be disclosed under protective order. In view of the nature of Executive’s employment and information which Executive may receive during the course of Executive’s employment, Executive likewise agrees that the Company would be irreparably harmed by any violation of this Paragraph and that, therefore, the Company shall be entitled to seek provisional relief from an appropriate forum prohibiting Executive from any violation or threatened violation of this Paragraph.

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7.	Confidentiality.

a.	Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future Competitors. Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty of confidentiality and a duty of loyalty and shall use good faith efforts to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use; that certain Confidential Information may constitute “trade secrets” under applicable state and federal laws; and that unauthorized disclosures or unauthorized use of the Confidential Information may irreparably injure the Company.

b.	As used in this Agreement, the term “Confidential Information” shall include, but is not limited to, the following: all trade secrets of the Company; all information that the Company has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all non-public information concerning the Company’s services, products, customers, research, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, vendor, referral sources, and contracts; all of the Company’s business records and plans; all of the Company’s personnel files; details of employment relationships between the Company and its personnel; all financial information of or concerning the Company; all information relating to the Company’s computer system software, application software, software and systems methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company; all computer hardware or software manuals; all training or instruction manuals; and all data, computer system passwords and user codes.

c.	During the Term of Executive’s employment and after the termination of Executive’s employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the Term of Executive’s employment), disclose any Confidential Information to any person or entity (except other Executives of the Company who have a need to know the information in connection with the performance of their employment duties, and who have been informed of the confidential nature of the Confidential Information and have agreed to keep it confidential), or copy, reproduce, or modify any Confidential Information, or remove any Confidential Information from the Company’s premises, without the prior written consent of the Company, or instruct any other person to do so. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or which later becomes known to Executive during the Term.

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e.	During Executive’s Term of employment, Executive agrees not to undertake planning for or organization of any business activity competitive with the Company’s business or combine or join with other Executives, Executives or representatives of the Company’s business for the purpose of organizing any such competitive business activity. The Company shall be entitled to seek provisional injunctive relief in an appropriate forum prohibiting Executive from any violation or threatened violation of this Paragraph.

8.	Executive’s Covenants of Non-Competition Subject to the terms and conditions of this Agreement, which will result in a change in the terms and conditions of any ongoing employment at the time this Agreement is entered into:

a.	Executive hereby promises and agrees that during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement for any reason, or expiration of this Agreement, Executive will not directly for Executive or on behalf of any other individual, partnership, firm, corporation or other entity:

i.	Within the “Restricted Area” (as defined below), engage in, own any interest in (other than less than ten percent (10%) of the outstanding shares of any publicly traded corporation), operate, control, or serve as a director of any business that is a casual dining burger restaurant or grill (the “Covered Services”);

ii.	Within the Restricted Area, be employed in or engage in services competing with the Covered Services;

iii.	Within the Restricted Area, influence or attempt to influence any of the customers of Company to divert its purchases of any of the Covered Services to any other individual, partnership, firm, corporation or other entity; or

iv.	Within the Restricted Area, influence or attempt to influence any of the investors, or lenders, of Company to divert its capital investment or loans to any other individual, partnership, firm, corporation or other entity; or

v.	Solicit any of the Executives or representatives of Company to work for any business, individual, partnership, firm, corporation or other entity; and

vi.	Disparage Company or any of its products or services, or wrongfully interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Company and any other party, including without limitation any supplier, distributor, lessor or lessee, licensor or licensee.

For purposes of this Agreement, the term “Restricted Area” shall mean any area that is within a five (5) mile radius of any of the concepts owned or managed by the Company.

Executive acknowledges that Company is doing business throughout the Restricted Area, and recognizes that the time limits, geographic scope, and the types and limitations of activities set forth hereinabove are reasonable and necessary to protect the legitimate interests of Company. It is the desire and intent of the parties that the provisions of this Section 8 be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this Section 8 is unenforceable because of the duration, activity restrained, or geographic scope of such provision, such court will have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

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9.	Remedies for Breach. Executive hereby acknowledges and agrees that a violation of any of the covenants set forth in Sections: 5,6,7,8,10 herein (the “Covenants”) would result in immediate and irreparable harm to Company, and that its remedies at law, including, without limitation, the award of money damages, would be inadequate relief for any such violation. Therefore, any violation or threatened violation by Executive of the Covenants will give Company the right to enforce such Covenants through specific performance, temporary restraining order, preliminary or permanent injunction, and other equitable relief. Such remedies will be cumulative and in addition to any other remedies that Company may have, at law or in equity.

10.	Return of Property. Immediately upon the termination of Executive’s employment with Company for any reason, or immediately upon request of Company, Executive will leave with or return to Company all personal property belonging to Company that is in Executive’s possession or control as of the date of such termination of employment, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such personal property contains Intellectual Property. All memoranda, files, client contracts, records, electronic media, business plans, financial statements, manuals, lists and other property delivered to or compiled by Employee by or on behalf of the Company, its representatives, or agents which pertain to the business of the Company shall be and remain the property of the Company, as the case may be, and be subject at all times to the Company’s discretion and control. Likewise, all correspondence, reports, records, charts, marketing data, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which are collected by Employee shall be delivered promptly to the Company upon request by the Company upon termination of Employee’s employment and Employee shall not retain any copies of the same.

11.	Survival. The provisions of Sections 5 through 20 will survive the termination of this Agreement, regardless of the manner or cause of such termination.

12.	Effect of Agreement. This Agreement sets forth the final and complete Agreement of the parties with respect to the subject matter hereof. It will not be assigned and may not be modified, except by way of a writing executed by both parties. All the terms and provisions of this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and assigns.

13.	Governing Law. The provisions of this Agreement and any disputes arising hereunder will be governed by and construed in accordance with the laws of the State of North Carolina.

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14.	Notice. All notices and other communications hereunder will be in writing and may be given by personal delivery, express courier doing business throughout the United States, registered or certified mail (return receipt requested). Such notice will be deemed effective when received if it is given by personal delivery, express courier doing business throughout the United States, or facsimile, and will be effective three (3) days after mailing by registered or certified mail, so long as it is actually received within five (5) days (and, if not so received within five (5) days, is effective when actually received) by the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Company:

Chanticleer Holdings, Inc

7621 Little Ave

Suite 414

Charlotte, NC 28226

Attn.: Michale D. Pruitt, CEO

If to Executive:

Patrick Harkleroad

318 Ridgewood Ave

Charlotte, NC 28209

15.	Dispute Resolution.

a.	Subject to Company’s rights under Section 9, any controversy or claim arising out of or related to this Agreement that cannot be amicably resolved, including, without limitation, whether such controversy or claim is subject to arbitration, will be resolved by binding arbitration in accordance with the then-current rules and regulations of the American Arbitration Association, subject to Company’s rights under Section 9.

b.	Arbitration will take place within Charlotte, North Carolina, or any other location mutually agreeable to the parties involved in such dispute. The arbitrator(s) will be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a temporary or a permanent injunction, and will also be able to award damages. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Except as the arbitrator(s) will otherwise decide is fair and reasonable, each party will bear its own attorneys’ fees and expenses in connection with such proceeding and will bear one-half of the fees and expenses of the arbitrator(s) relating to such proceeding.

c.	Executive waives any right to bring any claim against Company or any Affiliate as part of a class or collective action.

d.	To the extent any claim or cause of action cannot, by operation of law, be submitted to arbitration as provided herein, Executive waives his right to trial by jury.

16.	Confidentiality. Executive shall keep the terms and conditions of this Agreement confidential and shall not publicize or disclose the conditions, terms, or contents of this Agreement in any manner, whether in writing or orally, to any person, directly or indirectly, or by or through any agent, representative, attorney, or any other person unless compelled to do so by law or for public filings reasons. Notwithstanding the foregoing, the Executive may discuss this Agreement with his attorney and financial advisor as long as he informs them that the terms of this Agreement are confidential and direct that they maintain the same.

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17.	Complete Integrated Agreement. This Agreement and the Plan constitute the entire Agreement between the Company and Employee. Further, while Employee’s compensation, including salary, bonus and Executive benefits may change from time to time upon mutual agreement between the Company and Executive, and without a written modification of this Agreement, neither the provisions of this Agreement concerning at-will employment (Section 4), nor any other provision of this Agreement, may-be modified, altered, amended or changed except by in writing signed by Company and Executive.

18.	Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

19.	Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision. A court of competent jurisdiction, if it determines any provision of this Agreement to be unreasonable in scope, time or geography, is hereby authorized by the Executive and the Company to enforce the same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable and proper under all the circumstances.

20.	Voluntary Execution; Representations. Executive acknowledges that (a) he or she has been represented by independent counsel of his or her own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he or she has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement and has entered into it freely based on his own judgment and without duress.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below, all being effective as of the Effective Date.

CHANTICLEER HOLDINGS, INC

By:
Name:
Title:
Date:

/s/ PATRICK HARKLEROAD
PATRICK HARKLEROAD
Date:

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Exhibit A

Job Description and Areas of Responsibility.

The CFO will be responsible for the financial management and financial performance of the Company. Producing strategic metrics tied to each operating department, and the development and monitoring of control systems for each department designed to guide company growth, preserve Company assets and report accurate financial results. On a day-to-day basis, CFO will help drive organizational improvement and ensure profitable growth by utilizing operations knowledge, data analysis, judgment, leadership and organizational skills to make strategic recommendations to help Company achieve their goals.

The CFO will report to the President of the Company and will partner with other company leaders to guide the development and implementation of systems and protocols that will ensure the achievement of short-term, annual, and long-term brand goals of Company. The CFO will work closely with other members of the executive and management team to achieve revenue, cash flow and profitability growth targets.

Key Areas of Responsibility and Accountability:

●	Provide guidance and leadership to finance organization with focus on continual improvement, positive change management, staff development and succession planning

●	Ensure the organization has a highly competent team overseeing the functions of Finance, Analysis, Accounting, Information Technology, and Risk Management.

●	Continue to improve the timeliness of financial and management reporting and the quality of business planning, budgeting and financial analysis for all departments; facilitate development of robust financial analytics and metrics

●	Provide timely and accurate financial reporting, information and analysis necessary to drive the weekly, monthly, quarterly and annual financial performance of the Company (Annual Budgets, Weekly KPI, Monthly PRP, etc).

●	Develop a reliable cash flow projection process and reporting mechanism that includes minimum cash threshold to meet operating needs

●	Oversee the Company’s and Affiliates’ capital structure and balance sheet, and ensure the appropriate level of funding to support growth and changes in Company’s business strategy

●	Raise capital as necessary for future growth

●	Oversee financial analysis and budgeting of business operations and new store development opportunities spearhead the interpretation of operating results and NSO capex budgets in relation to anticipated results

●	Partner with Operations and Information Technology to improve business intelligence and work flow processes across the enterprise

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●	Partner with Risk Management to ensure Company maintains proper insurance protection for General Liability, Property, Epli, D&O) and other insurance policies required to protect Company from risks associated with its business.

●	Partner with Human Resources to ensure compliance with labor laws (e.g., FLSA) and ERISA, including any and all requirements to maintain the ESOP in good standing.

●	Partner with the President, Controller to facilitate “best practices” throughout the business through timely data dissemination, and enhanced financial tools

●	Continue Development of finance department as a key business partner to the organization in all areas.

●	Be a trusted and value-added advisor from the financial perspective on any contracts into which the corporation may enter.

●	Maintenance of relations with external auditors, and the investigation of their findings and recommendations

●	Ensure a high level of integrity of accounting policies, practices, procedures and initiatives.

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Exhibit B

Bonus Parameters

Annual Bonus up to $25,0000: 50% merit based, 50% based on meeting performance goals in EBITDA/ EPS as determined by the Board of Directors.

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